Exhibit 10.13
November 17, 2006
Marcel Bernand
12 Jeremy Drive
Unionville, Ontario L3R 3K6 CN
Dear Marcel Bernand:
     Activant Group Inc., a Delaware corporation (“Activant”), is pleased to inform you that you are eligible to receive a retention bonus of $21,492.10 (the “Bonus”), payable in three equal annual installments, as provided below, as a reward for your continued service as a director, consultant or employee of Activant or its holding company:

Date of Bonus Payment	Amount of Bonus
September 30, 2007	33-1/3%
September 30, 2008	33-1/3%
September 30, 2009	33-1/3%
Notwithstanding the foregoing, in the event of the consummation of a Change in Control (as defined in the Amended and Restated Activant Group Inc. 2006 Stock Incentive Plan) of Activant, all annual installments set forth above not previously paid shall become immediately due and payable upon such consummation, subject to the following paragraph of this letter.
     You must be serving as a director, consultant or employee of Activant or its holding company at the time each installment is payable in order to earn and receive such installment, but there are no other conditions to the Bonus. In the event that your service relationship with Activant or its holding company terminates prior to the time any annual installment is payable, you will forfeit that and all subsequent installments. Activant may withhold from the Bonus any such Federal, state, local or other taxes, including applicable taxes of any jurisdiction outside the United States, as shall be required to be withheld pursuant to any applicable law or regulation.
     You understand that the Bonus made available to you hereunder does not constitute a guarantee of continued service as a director, consultant or employee of Activant or its holding company, and that your service relationship with Activant or its holding company is at will. As such, you or the shareholders of Activant or its holding company may terminate your service as a director at any time and for any reason or no reason and you or Activant or its holding company may terminate your service as a consultant or employee at any time and for any reason or nor reason, in either case, with or without cause or advance notice. In addition, Activant and its subsidiaries retain the right to modify your compensation and benefits, other than this Bonus, within their sole discretion, upon notice to you, to the fullest extent allowed by law.

     Unless otherwise determined by Activant’s Board of Directors, any payments made hereunder will not be taken into account in computing your compensation for the purposes of determining any benefits or compensation under (i) any retirement, life insurance or other benefit plan of Activant or (ii) any agreement between Activant and you.

Sincerely,
/s/ Greg Petersen
Greg Petersen,
Executive Vice President